Exhibit 99.1

HEIDRICK & STRUGGLES

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES ANNOUNCES

RESIGNATION OF BOARD DIRECTOR

CHICAGO (February 18, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced that Frederic V. Salerno has resigned from the Heidrick & Struggles Board of Directors, effective March 16, 2004.

Salerno cited the need to decrease the number of boards on which he presently serves. In its 2004 updates of its Domestic Corporate Governance Policy, Institutional Shareholder Services (ISS) indicated that it will recommend withholding votes from directors who sit on more than six boards. Salerno will resign from two of the boards he joined most recently, including Heidrick & Struggles’s, in order to be within the ISS guidelines. He joined the Heidrick & Struggles board in May 2003.

“I am truly disappointed to be leaving the Heidrick & Struggles board—I had looked forward to serving the firm’s shareholders for the long term,” said Salerno. “I respect, however, ISS’s recently announced position on board service limitations and will adhere to their guidelines.”

Added Thomas J. Friel, Chairman and Chief Executive Officer of Heidrick & Struggles: “While we too are disappointed to be losing someone of Fred’s caliber, we certainly understand and support his decision. In his brief tenure, he has been an important contributor to the governance of our firm.”

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search, interim executive placement, and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff (media)

312-496-1613 or esodorff@heidrick.com

Lynn McHugh (analysts)

312-496-1593 or lmchugh@heidrick.com